Exhibit 10.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (“Agreement”) is made and entered into as of April 22, 2013 by and between PRO-DEX, Inc. a Colorado corporation (Seller) and AESTHETIC AND RECONSTRUCTIVE TECHNOLOGIES, INC., a Nevada corporation (“Buyer”) with reference to the following:

1.	Purchase and Sale. Subject to the terms and conditions of this Agreement, Buyer hereby agrees to purchase from Seller, and Seller hereby agrees to sell and convey to Buyer, all of Seller’s assignable and transferable rights, title, and or interest in and to the following (collectively, the “Property”):

(a)	That certain tract of land (“Land”) and Improvement (as hereinafter defined) located at 2950 Arrowhead Drive, Carson City, NV (APN 005-071-02) and more particularly described in the legal description to be set forth in the preliminary title report to be provided by First Centennial Title Company (“Title Company”);

(b)	All easements, if any, benefiting the Land or the Improvements:

(c)	All rights and appurtenances, if any, pertaining to the Improvements;

(d)	All fixtures and/or attachments, if any, to the Land and/or the Improvements;

(e)	All rights, permits, licenses, zoning, permitted uses, land use designations and appurtenances pertaining to the Land, including any right, title and interest of the Seller in and to the adjacent streets, alleys or right-of-ways; and

(f)	All improvements located on the Land, including but not limited to an approximate 16,752± square feet of commercial buildings, together with all electrical, plumbing, heating, air-conditioning, and/or mechanical systems (the “Improvements”).

2.	Escrow, Closing Agent and Title Insurance Company: Within three (3) business days after the Effective Date of this Agreement, an escrow shall be opened (the “Escrow”) with First Centennial Title Company – MaryAnn Infantino, (“Escrow Holder”) by Buyer, after delivering a fully executed copy of the Agreement to Escrow Holder along with the Initial Deposit as referenced in Section 6(a) below.

3.

Information Regarding the Land and Improvements. To assist Buyer in its due diligence review of the Land and Improvements, Seller shall tender to Buyer all pertinent information that it or its agents may have, including but not limited to any environmental reports, signed and dated estoppel certificates, lease agreements, studies or surveys, any existing property surveys showing the location of the Improvements on the Land, any prior title reports on the Land, any copies of any existing zoning and/or land use designations for the Land, any municipal or governmental permits, licenses and/or variances, any as-built blueprints for the Improvements on the Land, any structural inspections, reports or surveys performed by the Seller on the Land, any copies of repair, maintenance or improvement work done on the Land within the last two (2) years, and copies of prior real estate tax bills and/or assessments on the Land (collectively, the Due Diligence Materials”). The Due Diligence Materials shall be delivered to Buyer within Five (5) days after the Effective Date of this Agreement. Except to the extent expressly set forth in Section 9 below, Seller has not, and shall not be deemed to have, made any representations or warranties whatsoever regarding the Due Diligence Materials. Buyer agrees and acknowledges that the information contained in the Due Diligence Materials is confidential and that Buyer shall not communicate any information contained in the Due Diligence

Materials to any other person or entity other than Buyer’s legal counsel and Buyer’s own consultants and lenders. If Escrow fails to close, Buyer shall promptly return the Due Diligence Materials received from Seller or its consultants to Seller.

4.	Effective Date. The “Effective Date” of this Agreement shall be the date on which the latter of the Buyer or the Seller signs the Agreement to create a fully executed contract.

5.	Closing. The closing on this Agreement (the “Closing,” “Close of Escrow,” or “Closing Date”) shall occur on or before the date that is Seventy-Five (75) days after the Effective Date. The Closing Date may only be extended by a written amendment to this Agreement executed by Buyer and Seller. In the event the Closing does not occur on or before such date for any reason, either party not then in default under this Agreement may elect to terminate this Agreement and the Escrow upon written notice to the other party and Escrow Holder.

6.	Purchase Price. The total purchase price (“Purchase Price”) shall be Nine Hundred Eighty Thousand Dollars ($980,000.00). The Purchase Price shall be paid into Escrow as follows:

(a)	The sum of Fifteen Thousand Dollars ($15,000.00) to be delivered to Escrow Holder at the opening of Escrow in the form of a check (“Initial Deposit”) to be deposited by Escrow Holder. In the event Buyer fails to deposit the foregoing sum with Escrow Holder, the Escrow shall be deemed automatically canceled and this Agreement shall terminate. The Initial Deposit shall be refundable to Buyer in the event the Buyer terminates this Agreement prior to the expiration of the Property Review Period (as hereafter defined).

(b)	An additional sum of Eighty Thousand Dollars ($80,000.00) to be delivered to Escrow Holder not later than the expiration of the Property Review Period (provided Buyer has not terminated this Agreement in accordance with the terms herein), in the form of a check (“Second Deposit”) to be deposited by Escrow Holder. The Initial Deposit and the Second Deposit are collectively referred to herein as the “Deposits” and shall be applicable to the Purchase Price but nonrefundable except as otherwise expressly provided under this Agreement.

(c)	The sum of Eight Hundred Eighty Five Thousand and no/100 Dollars ($885,000.00) shall be deposited into Escrow in cash at, or prior to Closing, and, combined with the Deposits, shall constitute the entire Purchase Price.

7.	Costs and Prorations

a)	Buyer and Seller shall split all Escrow fees.

b)	Buyer and Seller shall split the cost of any documentary, conveyance or transfer fees or taxes.

c)	Seller shall pay for the recording costs to record the Grant Deed and Buyer shall pay for all other recording costs.

d)	Seller shall pay the cost of the policy of title insurance as provided in Section 8 (b) below.

e)	Buyer shall pay the cost of the lender’s policy of title insurance and any title endorsements requested by Buyer or its lender for either the owner’s title policy or lender’s title policy.

f)	Buyer and Seller shall each bear their own respective legal and accounting costs outside of Escrow.

g)	All non-delinquent real property taxes (including any non-delinquent general and special bonds and assessments) on the Property (based upon the latest available tax information) shall be prorated through Escrow between Buyer and Seller as of the date of Closing using the customary escrow procedures.

h)	All other costs or expenses not otherwise provided for in this Agreement, if any, shall be apportioned or allocated between Buyer and Seller in the manner customary in Northern Nevada.

8.	Conditions to Closing. The obligations of Seller and Buyer to complete the purchase and sale of the Property are subject to satisfaction (or waiver by the appropriate party) of the following conditions at or prior to Closing:

(a)	Grant Deed. Seller shall deliver into Escrow an executed and recordable Grant Deed in the customary form prepared by Escrow Holder and approved by the parties to convey title to the Property to Buyer, subject only to the matters described in the next following subsection. When all required funds have been deposited into Escrow by the appropriate parties, and when all other conditions to Closing have been fulfilled (or waived by the appropriate party), Escrow Holder shall cause to be recorded such Grant Deed, whereupon Buyer shall be entitled to possession of the Property.

(b)	Title. Escrow Holder shall be prepared or committed to deliver to Buyer an Owner’s Policy of Title Insurance, dated as of the Closing, insuring Buyer in an amount equal to the Purchase Price, and showing title vested in Buyer subject only to:

(i) Non-delinquent real property taxes (including and non-delinquent general and special bonds or assessments);

(ii) The printed exceptions contained in the foregoing title insurance policy;

(iii) All matters that would be disclosed or apparent by a survey and/or an inspection of the Property;

(iv) All matters created by Buyer’s entry onto, and inspection of, the Property;

(v) All other matters approved or deemed to have been approved by Buyer; and

(vi) All matters shown on current preliminary title report from Title Company, dated March 21, 2013, except only such matters as Buyer may have expressly disapproved by giving written notice to Seller through Escrow within two (2) business days after Buyer’s receipt of: (aa) such report and (bb) full copies of all instruments (other than tax bills) referred to therein. Buyer’s failure to disapprove any such item by giving such notice to Escrow Holder within the foregoing period shall constitute irrevocable approval of all such items. Seller shall have no obligation to remove nonmonetary exceptions to title and Buyer shall pay the cost of any title endorsements Buyer may elect to obtain for its owner’s policy. If Seller elects not to remove any exception to title, Buyer shall, as its sole and exclusive remedy, provide written notice to Escrow Holder of its election to terminate the Escrow and this Agreement within two (2) business days after Seller’s election. Buyer’s failure to terminate within the foregoing period shall constitute irrevocable approval of all such previously disapproved items.

(c)

Buyer’s Investigation. Buyer shall have Sixty (60) days or sooner after the Effective Date (the “Property Review Period”) to conduct feasibility studies at Buyer’s sole cost. Seller shall provide the Due Diligence Materials described in Section 3 above. Buyer shall have the right to enter upon the Property with Buyer’s representatives and agents for the purpose of further examining and investigating the Property, provided that (i) prior to entry, Buyer shall have delivered to Seller a certificate of insurance naming Seller as an additional insured, evidencing that Buyer maintains commercial general liability insurance in a sum of not less than One Million Dollars ($1,000,000.00), and specifically identifying the Property as a location covered by such insurance; (ii) Buyer has delivered to Seller at least 24 hours’ prior written notice containing the name of Buyer’s representative in charge of the entry and the date and time of the entry; and (iii) no invasive testing shall be conducted without Seller’s prior written approval. Without limiting the primary liability coverage of Buyer set forth in the previous sentence, and for the limited purpose and scope of providing additional coverage for Buyer’s right of entry onto the Property to perform its due diligence investigation during the Property Review Period as described in this Section 8(c), Seller shall name Buyer as an additional insured on Seller’s liability policy on the Property. Buyer shall defend, indemnify, and hold Seller and the Property harmless from and against any and all claims, demands, causes of action, and liability resulting from Buyer’s inspection and testing of the Property; provided, however, such indemnity shall not extend to Buyer’s mere discovery of any pre-existing conditions at the Property. Buyer shall comply with all laws in connection with its entry onto and investigation of the Property, and shall keep the Property free and clear of any liens arising by reason of Buyer’s inspection and tests on the Property. Buyer shall, at its sole expense, restore the Property to its condition existing prior to any testing and examination which it conducts on the Property. The indemnification obligation set forth in this Section 8(c) shall survive the Closing or the termination of this Agreement. In the event Buyer, in Buyer’s sole opinion, deems any items unacceptable within the Property Review Period, Buyer shall so notify Seller in writing on or before the expiration of the Property Review Period. This Agreement shall then terminate and all Deposits shall be returned to Buyer by Escrow Holder. In the event Buyer does not elect to terminate this Agreement and the Escrow on or before the expiration of the Property Review Period, Buyer shall immediately deposit with

Escrow Holder the Second Deposit (if not previously delivered to Escrow) and the Deposits shall thereafter be nonrefundable to Buyer except in the event of a failure of the condition set forth in Section 8(d) below or as provided in Section 11(a) below.

(d)	Financing. The Closing is subject to Buyer’s ability to obtain SBA guaranteed financing and Buyer agrees to use all commercially reasonable efforts to obtain such financing as soon as possible after the Effective Date. Buyer agrees to provide proof of loan approval within three (3) days of receipt. Buyer also agrees to select its lender and provide Seller with evidence of its completed loan application on or before May 1, 2013, and shall thereafter periodically provide updates to Seller on the status of its financing efforts. In the event Buyer fails to provide Seller with evidence of its completed loan application on or before May 1, 2013, Seller shall thereafter have the right to terminate this Agreement and Escrow by written notice to Buyer given at any time prior to Buyer’s submittal of such evidence to Seller.

9.	Seller’s Representations & Warranties. Seller hereby represents and warrants to Buyer as follows:

a)	Seller has full power and authority to enter into and perform this Agreement in accordance with its terms.

b)	Prior to Close of Escrow, Seller shall manage and maintain the Property in accordance with its established practices.

c)	Except as disclosed by Seller prior to execution hereof, there are no management, employment, service, or maintenance contracts or other similar agreements which will affect Buyer or the Property subsequent to the Close of Escrow.

d)	Seller has no actual knowledge of any claim, litigation, proceeding or governmental investigation pending against or relating to the Property.

e)	Seller has no actual knowledge of any notice of violation of any applicable zoning regulation or ordinance or law, order, rule, code, or requirement, or of any covenant, condition, or restriction affecting or relating to the construction, use or occupancy of the Property.

f)	Seller has no actual knowledge of any encroachments of Improvements onto adjoining property or any improvements encroaching onto the Property.

g)	Seller has no actual knowledge of any intended public improvements which will result in any charge being levied or assessed against, or in the creation of any lien upon the Property.

h)	Seller has no actual knowledge of any pending or contemplated condemnation of the Property, or any part thereof.

i)	To the extent of Seller’s actual knowledge, all utilities including, but not limited to, gas, electricity, water, sewage, and telephone are currently available to the

Property. Seller makes no warranty or representation as to the future availability of such utility services or the adequacy of such utilities for Buyer’s intended or contemplated use of the Property.

j)	Seller has no actual knowledge of any fact or condition which will result in the termination of the present access to or from the Property and any existing highways and roads.

k)	Seller has no actual knowledge of any attachments, executions, or assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy pending against Seller.

l)	If Seller or Buyer discovers any material fact not now known to the Seller that would make any warranty or representation contained herein untrue (and that would have a material and adverse impact on Seller’s ability to convey the Property, Buyer’s ability to use the Property, or materially impair the value of the Property), that party will immediately give notice to the other and the Buyer shall have as its sole remedy the right to terminate this Agreement and the Escrow. Buyer’s election to acquire the Property at the Closing shall release Seller and the Property from any liability in connection with the restatement of such warranty or representation by the discovery of such material fact.

m)	To Seller’s knowledge, the Property does not contain any hazardous or toxic wastes in violation of applicable Environmental Laws (as defined below).

n)	To Seller’s knowledge, the Due Diligence Materials contain true and accurate information in all material respects.

o)	As used herein, the term “Seller’s knowledge” or “actual knowledge” shall mean and refer to the actual knowledge of Rick Van Kirk, Pro-Dex VP Operations (which individual on behalf of Seller is the individual most knowledgeable within Seller to provide such information to Buyer), without any duty to further investigate or inquire. For avoidance of any doubt, Rick Van Kirk shall not have any personal liability under this Agreement. All of the foregoing representations and warranties will survive the Closing Date for a period of six (6) months, after which time, all such representations and warranties shall terminate and be of no further force or effect.

10.	Buyer’s Representations & Warranties. Buyer hereby represents and warrants to Seller as follows:

a)	Buyer has full power and authority to enter into and perform this Agreement in accordance with its terms.

b)	This Agreement and all other instruments or documents executed or delivered in connection with this transaction each constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

c)	There are no actions, suits, proceedings or investigations pending, or to the best of Buyer’s knowledge, threatened, with respect to or in any manner affecting Buyer’s ability to perform its obligations hereunder or which question the validity or enforceability of the transaction contemplated herein.

d)	All of the foregoing representations and warranties will survive the Closing Date for a period of six (6) months, after which time, all such representations and warranties shall terminate and be of no further force or effect.

11.	Time of Essence and Escrow Cancellation. Time is of the essence of every provision of this Agreement in which time is an element. If this Purchase Agreement is not executed by Buyer and delivered personally or by electronic counterpart to Seller on or before 5:00 P.M. PST, on April 22, 2013, the Purchase Agreement shall expire and be of no further force or effect.

(a)	Seller’s Failure. If Seller fails to deposit a recordable Grant Deed pursuant to Section 8(a) above, or Seller cannot by the Closing convey title to the Property pursuant to the terms and provisions of Section 8(b) above, then Buyer at its option may terminate this Agreement and the Escrow by giving written demand to Seller and Escrow Holder within the applicable period or periods provided above. Thereupon:

(i) Escrow Holder shall promptly return to Buyer the Deposits and Escrow Holder shall return all other instruments to the parties who deposited the same;

(ii) All title and escrow cancellation charges shall be paid by Seller if Seller fails to deposit the Grant Deed, but in the event Buyer disapproves any title exceptions and elects to terminate pursuant to Section 8(b), Seller shall not be in default hereunder and all title and escrow cancellation charges shall be paid equally by Seller and Buyer;

(iii) Each party shall be fully and completely excused and released from any further obligations hereunder or liability of any nature or amount whatsoever to the other party. If Buyer decides not to terminate this Agreement as a result of Seller’s default as provided above, then Buyer shall have any legal right to compel specific performance of Seller in accordance with the terms of this Agreement; provided, however, that any suit for specific performance must be filed and served within ninety (90) days of Seller’s default under this Agreement and Buyer waives the right to bring suit at any later date.

(b)

Buyer’s Failure. If Escrow does not close due to Buyer’s default subsequent to compliance with Section 8 (c) above, then Escrow Holder is irrevocably instructed to deliver the Deposits to Seller as liquidated damages for Buyer’s failure to complete the purchase, it being acknowledged by Buyer and Seller that the damages which Seller would sustain would be impracticable or extremely difficult to fix or determine. Buyer and Seller agree that Seller’s economic detriment resulting from the removal of the Property from the real estate market and other activities in furtherance of the Agreement would be extremely difficult to ascertain. Accordingly, Buyer and Seller agree that the Deposits required herein are a reasonable estimate of Seller’s damages. In addition Buyer desires to have a limitation on its potential liability to Seller if this transaction fails to close.

Therefore, in order to induce Seller to waive all other remedies Seller may have in the event of breach by Buyer of his obligations hereunder, Buyer and Seller have agreed to the concept of liquidated damages as set forth herein, with the amount and timing of the payment having been the subject of negotiation between the parties. In addition, Buyer shall pay all title and escrow cancellation charges. By placing their initials below, Buyer and Seller acknowledge that they have read, understood, and agreed to be bound by this liquidated damages provision.

/s/ HH 4/22/13	/s/ WAA 4/22/13
Seller’s Initials	Buyer’s Initials

12.	Further Documents and Acts. Each of the parties hereto agrees to cooperate in good faith with the other, and to execute and deliver such further documents and perform such other acts as may be reasonably necessary or appropriate to consummate and carry into effect the transaction contemplated under this Agreement.

13.	Survivability. All covenants of Buyer and Seller which are expressly intended hereunder to be performed in whole or in part after the Closing, and all representations, warranties and indemnities by either party to the other, shall survive the Closing and the recordation of the Grant Deed (except as otherwise expressly provided or limited herein) and shall be binding upon and inure to the benefit of the respective parties hereto and their respective heirs, successors and permitted assigns. Any agreements, understandings, warranties or representations not expressly contained herein shall in no way bind either Seller or Buyer. Seller and Buyer each expressly waive any right of rescission and all claims for damages by reason of any statement, representation, warranty, promise and/or agreement, if any, not contained in or attached to this Agreement.

14.	Eminent Domain Proceedings. If at any time during the Escrow period the Property or any portion thereof is threatened with condemnation, or legal proceedings are commenced under the power of Eminent Domain, Seller shall forthwith notify Buyer. Thereupon, if a substantial portion (i.e., at least ten percent) of the Property is so threatened, Buyer may terminate this Agreement and cancel Escrow by giving written notice to Escrowholder and the other party. If there be no such termination, then each of the parties shall cooperate with the other during the course of any such proceedings or threat thereof, and shall furnish to the other full copies of all pleadings, correspondence, documents, and other data concerning the same. Seller shall make all reasonable efforts to postpone any definitive proceedings, including, without limitation, a trial on the merits of the case, until after the Closing and Buyer agrees to take title subject to such action or proceeding. Buyer at its expense shall be in control of any such condemnation proceedings or threat thereof during the Escrow period, but shall deal through Seller or consult with Seller prior to making any negotiations or communications with public agencies or any decisions affecting such proceedings or threat thereof. All court costs, appraisal fees and other expenses paid or incurred by Buyer in connection with such proceedings shall be borne by Buyer and Buyer shall be entitled to retain all condemnation proceeds.

15.

Broker’s Commissions. Todd Collins of ArchCrest Commercial Partners, LLC represents the Buyer and Greg Shutt of Avison Young represents the Seller in this transaction. The parties acknowledge that the sale of the Property is subject to a brokerage commission payable in full by Seller upon, and only in the event of, the Close of Escrow. Said Commission shall be equal to $58,800.00 and shall be split equally 50/50 between Avison Young and ArchCrest Commercial Partners, LLC. Escrow Holder is hereby instructed to make such payments by Seller on the Closing Date out of the Closing proceeds. Except as provided above, each party agrees to indemnify and hold the other harmless from and against all liabilities, costs, damages and expenses, including, without limitation, reasonable attorneys’ fees, resulting from any claims or fees or commissions, based upon agreements by it, if any, to pay any additional broker’s commission and/or finder’s fee.

16.	Waiver, Consent and Remedies. Either party may specifically and expressly waive in writing any portion of this Agreement or any breach thereof, but no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any act by the other for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or any similar acts in the future. No waiver or consent shall be otherwise specified in the Agreement. All rights, remedies, undertakings, obligations, options, covenants, conditions, and agreements contained in this Agreement shall be cumulative and no one of them shall be exclusive of the other.

17.	Attorney’s Fees. In the event of any declaratory or other legal or equitable action instituted between Seller, Buyer and/or Escrow Holder in connection with this Agreement, then as between Buyer and Seller the prevailing party shall be entitled to recover from the losing party all of its costs and expenses including, but not limited to, court costs and reasonable attorney’s fees.

18.	Notices. Any notice, request, demand, consent, approval or other communication required or permitted hereunder or by law shall be validly given or made only if in writing and delivered in person to the other party or to an officer or duly authorized representative of the other party, or deposited with a reputable overnight delivery service, or in the United States mail, duly certified or registered (return receipt requested), postage prepaid, addressed to the party for whom intended, as follows:

If to Seller:	PRO-DEX, Inc.
2361 McGaw Ave.
Irvine, CA 92614
Attn: Harold A. Hurwitz

If to Buyer:	AART, Inc.
3545 Airway Dr. #106
Reno, NV 89511
Attn: Winston A. Andrews

Any party may from time to time, by written notice to the other, designate a different address, which shall be substituted for that specified above. If any notice or other document is hand delivered, then it shall be deemed delivered and received on such date of delivery; if sent by overnight delivery service, then it shall be deemed delivered and received one (1) business day after deposit with such overnight delivery service; and if sent by mail, the same shall be deemed delivered and received forty-eight (48) hours after mailing as provided above.

19.	Gender and Number. In this Agreement (unless the context requires otherwise), the masculine, feminine and neuter genders and the singular and the plural shall be deemed to include one another as appropriate.

20.	Entire Agreement. This Agreement and its exhibits constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and the final, complete and exclusive expression of the terms and conditions thereof. All prior agreements, representations, negotiations, and understandings of the parties hereto, oral or written, express or implied, are hereby superseded and merged herein.

21.	Captions. The captions used herein are for convenience only and are not a part of this Agreement and to not in any way limit or amplify the terms and provisions hereof.

22.	Governing Law. This Agreement and the exhibits attached hereto shall be governed and construed under the laws of the State of Nevada.

23.	Invalidity of Provision. If any provision of this Agreement as applied to either party or to any circumstance shall be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the same shall in no way affect (to the maximum extent permissible by law) any other provision of this Agreement, the application of any such provision under circumstances different from those adjudicated by the court, or the validity or enforceability of the Agreement as a whole.

24.	Amendments. No addition to or modification of any provision contained in the Agreement shall be effective unless fully set forth in writing by both Buyer and Seller.

25.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

26.

No Representation by Seller. As of Close of Escrow, Buyer acknowledges that it has inspected, or has had the opportunity to inspect, the Property and observe its physical characteristics and conditions, and hereby waives any and all objections to the physical characteristics and conditions except as otherwise recited herein. Buyer acknowledges that neither Seller nor any of its employees, agents, or representatives has made any representations, warranties or covenants by or on behalf of Seller as to any matters concerning the Property, the present or future usage of the Property, or the suitability of the Property for Buyer’s intended use, except as contained in this Agreement. Except to the extent expressly contained in this Agreement, Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to the Property or its condition, including, without limitation, (i) the value of the Property; (ii) the income to be derived from the Property; (iii) the suitability of the Property for any and all activities and uses which Buyer may conduct thereon; (iv) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Property; (v) the manner, quality, state of repair or lack of repair of the Property; (vi) the nature, quality or condition of the Property, including, without limitation, the water, soil and geology; (vii) the compliance of or by the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body including, without limitation,

Title III of the Americans With Disabilities Act of 1990; (viii) the manner or quality of the construction or materials incorporated into the Property; (ix) compliance with any environmental protection, pollution or land use laws, rules, regulations, orders or requirements including, without limitation, the Federal Water Pollution Control Act, the Federal Resource Conservation and Recovery Act, the U.S. Environmental Protection Agency Regulations at 40 C.F.R., Part 261, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, and regulations promulgated under any of the foregoing (collectively, “Environmental Laws”); and (x) the presence or absence of hazardous materials at, on, under, or adjacent to the Property including, but not limited to, petroleum products, asbestos, lead-based paint, mold or fungi. Except to the extent covered by Seller’s written representations and warranties provided in Section 9, Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property, or the operation thereof, furnished by any real estate broker, agent, employee, servant or other person. Buyer further acknowledges and agrees that to the maximum extent permitted by law, the sale of the Property as provided for herein is made on an “AS IS” condition and basis as of the Closing Date with all faults, and that Seller has no obligations to make repairs, replacements or improvements, whether before or after the Close of Escrow (except to the extent required in Section 9(b) above prior to the Closing). Buyer represents, warrants and covenants to Seller, which representation, warranty, and covenant will survive the Close of Escrow and not be merged with the Grant Deed, that Buyer will solely rely upon Buyer’s own investigation of the Property and all other matters relating to the Property. Except for the specific representations and warranties of Seller contained in this Agreement, Buyer hereby fully and forever releases, acquits and discharges Seller of and from, and hereby fully and forever waives any and all claims, actions, causes of action, suits, proceedings, demands, rights, damages, costs, expenses or other compensation whatsoever, whether known or unknown, direct or indirect, foreseeable or unforeseeable, absolute or contingent, that Buyer now has or may have or which may arise in the future arising out of, directly or indirectly, or in any way connected with the Property or any other matters relating to the Property.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written below.

“BUYER”	“SELLER”

AESTHETIC AND RECONSTRUCTIVE	PRO-DEX, Inc.,
TECHNOLOGIES, INC., a	a Colorado corporation
Nevada corporation

BY:	/s/ Winston A. Andrews	BY:	/s/ Harold A. Hurwitz
	Winston A. Andrews		Harold A. Hurwitz
	President		President, CEO, CFO

Date:	April 22, 2013	Date:	April 22, 2013